      EXHIBIT 12 - HISTORIC COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              RAM ENERGY, INC.

                                                          Nine Months Ended
                        Year Ended December 31,             September 30,
                  --------------------------------------  -----------------
                   1992    1993    1994    1995     1996      1996     1997
                   ----    ----    ----    ----     ----      ----     ----
                            (Dollars in thousands)
Earnings(1)        $458     $565     $ 0    $(57)   $408     $(130)  $ (243)
Fixed Charges(2)    278       45      23      18     542        14    3,787
Ratio            2.64:1  13.56:1  1.00:1          1.75:1


                     RAMCO-NYL 1987 LIMITED PARTNERSHIP

                                                                  Eleven Months   Nine Months
                                   Year Ended December 31,            Ended          Ended
                           ------------------------------------    November 30,  September 30,
                           1992       1993      1994       1995        1996          1996
                           ----       ----      ----       ----        ----          ----
                                  (Dollars in thousands)
        Earnings(1)       $1,096   $(15,154)  $(10,129)  $(2,313)     $7,087        $5,480
        Fixed Charges(2)     412        477        587       809         564           484
        Ratio             3.66:1                                     13.57:1       12.33:1

(1) "Earnings" represents income (loss) before provision for federal and state income taxes or income tax benefits. There were no discontinued operations, extraordinary items, or cumulative effects of accounting changes for any of the included periods.

(2) "Fixed Charges" is  interest expense. No interest has been capitalized;
    no preferred stock dividends have been declared, and no rental expense has been reclassified or treated as interest expense.

    The ratio of earnings to fixed charges has been computed using an assumed interest rate of 10.50%. An increase or decrease of 1/8th of 1% would not affect the calculated ratio for either Pro Forma period.